EXHIBIT 10.1

AGREEMENT OF PURCHASE AND SALE

Dated as of April 3, 2006

YSIS INCORPORATED

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LIST OF EXHIBITS

Exhibit 2.4(a)(ii) - Form of Parent Seller Release
Exhibit 2.4(a)(iii) - Form of Transition Services Agreement
Exhibit 2.4(a)(iv) - Form of Supply Agreement
Exhibit 2.4(a)(v) - Form of Trademark License
Exhibit 2.4(a)(vi) - Form of Building License
Exhibit 7.4(a) - Form of Opinion of Counsel to Parent Seller
Exhibit 7.4(b) - Form of Employment Agreement
Exhibit 8.3(a) - Form of Opinion of Counsel to Buyer

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AGREEMENT OF PURCHASE AND SALE

This AGREEMENT OF PURCHASE AND SALE (the “Agreement”) is made as of April 3, 2006 by and among MEASUREMENT SPECIALTIES, INC., a New Jersey corporation (the “Buyer”), and YSI INCORPORATED, an Ohio corporation (the “Parent Seller”) and sole stockholder of the Company (as hereinafter defined).

W I T N E S S E T H:

WHEREAS, the Parent Seller desires to sell, and the Buyer desires to purchase, all of the issued and outstanding shares (the “Shares”) of capital stock of YSIS INCORPORATED, an Ohio corporation (the “Company”), for the consideration and on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, and intending to be legally bound, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1  Definitions. For purposes of this Agreement, the following terms have the following meanings:

“Accounts Receivable” - as defined in Section 3.8.

“Affiliate” - with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; provided, that (x) any investment account advised or managed by such Person or one of its Subsidiaries or Affiliates on behalf of third parties, or (y) any partnership, limited liability company, or other similar investment vehicle or entity engaged in the business of making investments of which such Person acts as the general partner, managing member, manager, investment advisor, principal underwriter or the equivalent shall not be deemed an Affiliate of such Person.

“Allocation Statement” - as defined in Section 12.1(b)

“Applicable Contract” - any Contract (a) under which the Company has any rights, (b) under which the Company is subject to any obligation or liability, or (c) by which the Company or any of the assets owned or used by it is bound.

“Balance Sheets” - as defined in Section 3.4(a)(i).

“Baseline Working Capital” - as defined in Section 11.1.

“Benefit Plans” - as defined in Section 3.13(a).

“Best Efforts” - the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve a result as expeditiously as possible.

“Breach” - Breach of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach or failure.

“Building License” - as defined in Section 2.4(a)(vi)

“Buyer” - as defined in the first paragraph of this Agreement.

“Buyer’s Advisors” - as defined in Section 5.2.

“CERCLA” - the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended, or any successor law, and the rules and regulations thereunder or under any successor law.

“Cleanup” - as defined in the definition of Environmental, Health, and Safety Liabilities below.

“Closing” - as defined in Section 2.3.

“Closing Date” - as defined in Section 2.3.

“Closing Date Purchase Price Payment” - as defined in Section 2.2(b).

“Closing Working Capital Statement” - as defined in Section 11.2.

“Code” - the Internal Revenue Code of 1986, as amended, or any successor law, and the rules and regulations thereunder or under any successor law.

“Company” - as defined in the Recitals of this Agreement.

“Company’s Proprietary Rights” - as defined in Section 3.22(a).

“Competing Business” - as defined in Section 3.24.

“Consent” - any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

“Contemplated Transactions” - all of the transactions contemplated by this Agreement, including:

(i) the sale of the Shares by the Parent Seller to the Buyer;

(ii) the execution, delivery, and performance of the Parent Seller Release, the Transition Services Agreement, the Supply Agreement, the Trademark License, the Building License and the Employment Agreements;

(iii) the performance by the Buyer and the Parent Seller of their respective covenants and obligations under this Agreement; and

(iv) the Buyer’s acquisition and ownership of the Shares.

“Contract” - any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” - as defined in Section 10.2.

“Defined Benefit Plan” - as defined in Section 3.13(i).

“Disclosure Schedule” - the disclosure schedule delivered by the Parent Seller to the Buyer concurrently with the execution and delivery of this Agreement.

“Effective Time” - as defined in Section 2.3.

“Effective Time Balance Sheet” - as defined in Section 12.2

“Election Form” - as defined in Section 12.1(a).

“Employment Agreements” - as defined in Section 7.4(b).

“Encumbrance “- any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, pledge, security interest, right of first refusal, or other charge or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environment” - soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental Authority” - any federal, state, regional, county, or local government, agency or authority or any court in each case having judicial, regulatory, or administrative authority under Environmental Laws.

“Environmental Conditions” - any environmental contamination or pollution, or threatened contamination or pollution, of, or the Release or threatened Release of Hazardous Materials into, the Environment.

“Environmental, Health, and Safety Liabilities” - any cost, damages, expense, liability, obligation, or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

(a)  any environmental, health, or safety matters or conditions (including Environmental Conditions, occupational safety and health, and regulation of chemical substances or products);

(b)  fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and investigative, inspection, assessment, response, removal or remedial costs and expenses arising under any Environmental Law or Occupational Safety and Health Law;

(c)  financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, abatement, containment, or other remediation or response actions (“Cleanup”) required by any applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any restoration of or damages or injury to natural resources; or

(d)  any other compliance, corrective, investigative, removal or remedial measures or response action required under any Environmental Law or Occupational Safety and Health Law.

The terms “removal,” “remedial,” and “response action,” include the types of activities defined in, required by or covered by CERCLA.

“Environmental Laws” - all Legal Requirements relating to public health or safety, pollution, damage to or protection of the environment, Environmental Conditions, Releases or threatened Releases of Hazardous Materials into the Environment, or the use, manufacture, processing, distribution, treatment, storage, generation, disposal, transport, or handling of Hazardous Materials, whether existing in the past or present. Environmental Laws shall include, but are not limited to, the following laws, and the regulations promulgated thereunder, as the same have been amended from time to time: CERCLA; the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.) (“RCRA”); the Clean Air Act (42 U.S.C. 7401 et seq.); and the Clean Water Act (33 U.S.C. 1251 et seq.).

“Environmental Permits” - all permits, authorizations, registrations, certificates, licenses, approvals or consents required under or issued pursuant to Environmental Laws.

“ERISA” - as defined in Section 3.13(a).

“ERISA Affiliate” - as defined in Section 3.13(a).

“ERISA Plans” - as defined in Section 3.13(a).

“Estimated Working Capital Deficiency” - as defined in Section 11.1.

“Facilities” - any real property, leaseholds, or other interests currently or formerly owned, operated, leased, occupied or used by the Company and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned, operated, leased, occupied or used by the Company.

“Financial Statements” - as defined in Section 3.4(a).

“GAAP” - generally accepted accounting principles in the United States.

“Governmental Authorization“ - any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” - any:

(a)  nation, state, county, city, town, village, district, or other jurisdiction of any nature;

(b)  federal, state, local, municipal, foreign, or other government;

(c)  governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); or

(d)  body exercising, or entitled to exercise, any self-regulatory, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” - the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release into the Environment, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may materially, adversely affect the value of the Facilities or the Company.

“Hazardous Materials” - any substance, material, or waste and any pollutant or contaminant, or infectious or radioactive substance or material, listed in, defined by or regulated under any Environmental Laws, including asbestos, asbestos-containing material, petroleum, polychlorinated biphenyls, and urea formaldehyde.

“Indemnified Persons” - as defined in Section 10.2.

“IRS” - the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

“Joint Venture Shares” - as defined in Section 3.3(b).

“Knowledge” - An individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving as a director, officer, member, partner, executor, or trustee of such Person (or in any similar capacity) has Knowledge of such fact or other matter, except that for the Parent Seller and the Company such individuals shall be limited to Richard J. Omlor, Leon R. Erdman, Robert Hurst, Brian Ream, Brian Code and Chris Kowal.

“Lease” - as defined in Section 3.6(a).

“Leased Real Property” - as defined in Section 3.6(a).

“Legal Requirement” - any federal, state, provincial, regional, local, municipal, foreign, or other governmental or self-regulatory constitution, treaty, law, statute, code, ordinance, regulation, order, decree, judgment or directive.

“Nikkiso-YSI Joint Venture” - as defined in Section 3.3(b).

“Occupational Safety and Health Law” - any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

“Order” - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” - an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if:

(a)  such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(b)  such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and is not required to be specifically authorized by the parent company (if any) of such Person; and

(c)  such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising Similar authority) or parent company (if any), in the ordinary course of the normal day-to-day operations of such Person.

“Organizational Documents” - (a) the articles of incorporation and the bylaws (or similar document) of a corporation; (b) the certificate of formation and operating agreement (or similar document) of a limited liability company; (c) the partnership agreement and any statement of partnership of a general partnership; (d) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

“Other Seller Consolidated Tax Returns” - any consolidated, combined, or unitary Tax Returns (other than the federal consolidated income Tax Return of Parent Seller) which includes both (x) Parent Seller (or at least one Subsidiary of Parent Seller that is not the Company) and (y) the Company.

“Person” - any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Pre-Closing Tax Period” - as defined in Section 10.2(e).

“Proceeding” - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Proprietary Rights” - (i) all patents and patent applications (including all provisional, divisions, continuations, continuations in part and reissues), patentable inventions, and business methods; (ii) all registered and unregistered fictional business names, trade names, trademarks, service marks and applications and registered domain names; (iii) registered and unregistered copyrights in both published works and unpublished works and copyrightable subject matter, including, but not limited to, software; and (iv) all know-how, trade secrets, customer lists, confidential information, software, technical information, data, process technology, plans, drawings and blueprints.

“Proprietary Rights Agreement” - as defined in Section 3.20(b).

“Related Person” - With respect to a particular individual: (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c) of this sentence. For purposes of this definition: (a) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse and former spouses, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual; and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

“Release” - any intentional or unintentional release, discharge, spill, leaking, pumping, pouring, emitting, emptying, injection, disposal, or dumping.

“Representative” - with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Securities Act” - the Securities Act of 1933, as amended, or any successor law, and the rules and regulations issued thereunder or under any successor law.

“Section 338 Elections” - as defined in Section 12.1(a).

“Parent Seller” - as defined in the first paragraph of this Agreement.

“Parent Seller Release” - as defined in Section 2.4(a)(ii).

“Shares” - as defined in the Recitals of this Agreement.

“Stay Bonus Pool” - as defined in Section 5.1.

“Straddle Period” - as defined in Section 12.3(b).

“Subsidiary” - with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, “Subsidiary” means a Subsidiary of the Company.

“Supply Agreement” - as defined in Section 2.4(a)(iv).

“Tax” - as defined in Section 3.11(a)(i).

“Taxable” - as defined in Section 3.11(a)(i).

“Taxes” - as defined in Section 3.11(a)(i).

“Taxing” - as defined in Section 3.11(a)(i).

“Tax Claim”- as defined in Section 12.3(d).

“Tax Return” - as defined in Section 3.11(a)(ii).

“Threat of Release” - a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Threatened” - a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing).

“Trademark License” - as defined in Section 2.4(a)(v).

“Transition Services Agreement” - as defined in Section 2.4(a)(iii).

“Working Capital Deficiency” - as defined in Section 11.2(b).

Section 1.2  Construction and Interpretation.

(a)  The parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

(b)  Each definition in this Agreement includes the singular and the plural, and references to any gender include the other genders where appropriate.

(c)  Any reference to any federal, state, local, or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. References to any statute or regulation mean such statute or regulation as amended at the time and include any successor legislation or regulation.

(d)  The word “including” means “including without limitation”. The word “or” is not exclusive.

(e)  References to Articles, Sections, Exhibits and Schedules mean the Articles, Sections, Exhibits, Annexes and Schedules of this Agreement (unless otherwise indicated). The Exhibits, Annexes and Schedules (including the Disclosure Schedule) are incorporated by reference into and shall be deemed a part of this Agreement.

(f)  The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

(g)  Any and all accounting terms utilized in this Agreement shall, unless the context otherwise requires, be construed in accordance with GAAP.

(h)  All references to dollar amounts in this Agreement shall be references to United States Dollars unless otherwise provided.

(i)  In computing any time period provided for in this Agreement, the first day of the time period shall not be counted but the last day of the time period shall be counted. Any action required to be taken on a particular day must be taken before 5:00 pm, Eastern Time, on that day. For example, if an action were required to be taken within ten (10) days after the Closing Date, and the Closing Date were March 31, 2006, the first day to be counted would be April 1, 2006 and the action would be required to be taken before 5:00 pm, Eastern Daylight Time, on April 10, 2006.

ARTICLE II

SALE AND TRANSFER OF SHARES; CLOSING

Section 2.1  Shares. Subject to the terms and conditions of this Agreement, at the Closing, the Parent Seller will sell and transfer the Shares to the Buyer, and the Buyer will purchase the Shares from the Parent Seller.

Section 2.2  Purchase Price.

(a)  The purchase price for the Shares shall be equal to $14,000,000, as adjusted downwards, by any Working Capital Deficiency (the “Purchase Price”).

(b)  At the Closing, in payment for the Shares, the Buyer shall pay $14,000,000, as adjusted downwards by any Estimated Working Capital Deficiency, to the Parent Seller, the foregoing payment to be made by wire transfer of immediately available funds to the account designated by the Parent Seller as set forth on Annex 1 (the “Closing Date Purchase Price Payment”).

Section 2.3  Closing. The purchase and sale (the “Closing”) provided for in this Agreement will take place at the offices of McCarter & English, LLP at Four Gateway Center, 100 Mulberry Street, Newark, New Jersey 07102 at 10:00 a.m. (local time) on the second (2nd) business day following the satisfaction of the conditions set forth in Articles VII and VIII or at such other time and place as the parties may agree (the “Closing Date”), but in no event later than April 3, 2006 or such other date as the parties hereto may mutually agree. For financial, accounting and tax purposes, the Closing shall be deemed to have occurred as of 12:01 a.m. on April 1, 2006 or such other time and date as the parties hereto may mutually agree (the “Effective Time”).

Section 2.4  Closing Obligations. At the Closing:

(a)  The Parent Seller will deliver to the Buyer:

(i)  certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

(ii)  a release in the form of Exhibit 2.4(a)(ii) executed by the Parent Seller (the “Parent Seller Release”);

(iii)  a Transition Services Agreement in the form of Exhibit 2.4(a)(iii), executed by the Parent Seller (the “Transition Services Agreement”);

(iv)  a Supply Agreement in the form of Exhibit 2.4(a)(iv), executed by the Parent Seller (the “Supply Agreement”);

(v)  a Trademark License Agreement in the form of Exhibit 2.4(a)(v), executed by the Parent Seller (the “Trademark License”);

(vi)  a Building License Agreement in the form of Exhibit 2.4(a)(vi), executed by the Parent Seller (the “Building License”); and

(vii)  a certificate, dated the Closing Date, executed by the Parent Seller representing and warranting to the Buyer that, except as may be otherwise stated in such certificate:

(A)  the Parent Seller’s representations and warranties in this Agreement are accurate in all respects as of the date of this Agreement and as if made on the Closing Date;

(B)  the Parent Seller has complied with all of its covenants and agreements as required as of the Closing under this Agreement; and

(C)  the Parent Seller has performed all of its obligations required to be performed by it on or prior to the Closing Date hereunder.

(b)  The Buyer will deliver to the Parent Seller:

(i)  the Closing Date Purchase Price Payment by wire transfer of immediately available funds to the account designated in Annex 1;

(ii)  the Transition Services Agreement, executed by the Buyer;

(iii)  the Supply Agreement, executed by the Buyer;

(iv)  the Trademark License, executed by the Buyer;

(v)  the Building License, executed by the Buyer; and

(vi)  a certificate executed by the Buyer to the effect that, except as may be otherwise stated in such certificate:

(A)  each of the Buyer’s representations and warranties in this Agreement is accurate in all respects as of the date of this Agreement and as if made on the Closing Date;

(B)  The Buyer has complied with all of its covenants and agreements contained in this Agreement; and

(C)  The Buyer has performed all of its obligations required to be performed by it on or prior to the Closing Date hereunder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT SELLER

The Parent Seller represents and warrants to the Buyer as follows:

Section 3.1  Organization and Good Standing.

(a)  Section 3.1 of the Disclosure Schedule contains a complete and accurate list for the Company of its name, its jurisdiction of incorporation, other jurisdictions in which it is authorized to do business, and its capitalization (including the identity of each stockholder and the number of shares held by each). The Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Applicable Contracts. The Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except to the extent any failure to so qualify will not be reasonably likely to materially adversely affect the Company's business, assets or liabilities.

(b)  The Parent Seller has delivered to the Buyer copies of the Organizational Documents of the Company, as currently in effect.

Section 3.2  Authority; No Conflict.

(a)  This Agreement constitutes the legal, valid, and binding obligation of the Parent Seller, enforceable against the Parent Seller in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. Upon the execution and delivery by the Parent Seller of the Parent Seller Release, the Transition Services Agreement, the Trademark License, the Building License and the Supply Agreement (collectively, the “Parent Seller Closing Documents”), the Parent Seller Closing Documents will constitute the legal, valid, and binding obligations of the Parent Seller, enforceable against the Parent Seller in accordance with their respective terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. The Parent Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and each of the Parent Seller Closing Documents to which it is a party and to perform its obligations under this Agreement and each of the Parent Seller Closing Documents to which it is a party.

(b)  Except as set forth in Section 3.2 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions by the Parent Seller will, directly or indirectly (with or without notice or lapse of time):

(i)  contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Company or the Parent Seller, or (B) any resolution adopted by the board of directors or the stockholders of the Company or the Parent Seller;

(ii)  contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company, or any of the assets or properties owned or used by the Company, may be subject;

(iii)  contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of, or any of the assets owned or used by, the Company;

(iv)  contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

(v)  result in the imposition or creation of any Encumbrance upon or with respect to any of the assets or properties owned or used by the Company.

(c)  Except as set forth in Section 3.2 of the Disclosure Schedule, the Company or the Parent Seller is not or will not be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except such Consents as have been obtained prior to the Closing Date.

Section 3.3  Capitalization.

(a)  The Company. The authorized equity securities of the Company consist of 1,000 shares of common stock, no par value per share, of which 200 shares are issued and outstanding and constitute the Shares. Parent Seller is and will be on the Closing Date the record and beneficial owner and holder of the Shares, free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Company. All of the outstanding equity securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Legal Requirement. The Company does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

(b)  Nikkiso-YSI Company, Limited. The authorized equity securities of Nikkiso-YSI Company, Limited (the “Nikkiso-YSI Joint Venture”) consist of 3,200 shares of capital stock, par value of 50,000 yen per share, of which 800 common shares are issued and outstanding. The Company is and will be on the Closing Date the record and beneficial owner of 400 common shares which constitutes a 50% ownership interest of the Nikkiso-YSI Joint Venture (the “Joint Venture Shares”) free and clear of all Encumbrances. Except as disclosed on Section 3.3(b) of the Disclosure Schedule, no legend or other reference to any purported Encumbrance appears upon any certificate representing the equity securities of the Nikkiso-YSI Joint Venture. All of the outstanding equity securities of the Nikkiso-YSI Joint Venture have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed on Section 3.3(b) of the Disclosure Schedule, to the Knowledge of the Parent Seller and the Company, there are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Nikkiso-YSI Joint Venture. To the Knowledge of the Parent Seller and the Company, none of the outstanding equity securities or other securities of the Nikkiso-YSI Joint Venture was issued in violation of the Securities Act or any other Legal Requirement. To the Knowledge of the Parent Seller and the Company, the Nikkiso-YSI Joint Venture does not own, or have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

Section 3.4  Financial Statements. The Parent Seller has delivered to the Buyer the following financial statements which are contained in Section 3.4(a) of the Disclosure Schedule, certified by the Chief Financial Officer of the Parent Seller as being in compliance with the representations made in this Section 3.4 and including in each case the related schedules and notes to the extent same exist (collectively, the “Financial Statements”):

(i)  the unaudited consolidated balance sheets of the Company at and as of December 31, 2003, 2004, and 2005 (the “Balance Sheets”); and

(ii)  the related unaudited statements of income for each of the three consecutive calendar years ended December 31, 2005.

To the Knowledge of Parent Seller the Financial Statements are true, correct and complete in all material respects and have been prepared in conformity with GAAP consistently applied throughout the periods to which the Financial Statements relate. The Financial Statements fully and fairly present, in all material respects in relation to the Parent Seller, the financial position and results of operations of the Company at the dates shown and for the periods therein specified. The Balance Sheets constituting a part of the Financial Statements fully and fairly present, in all material respects in relation to the Parent Seller, all liabilities of the Company of the types which are required to be set forth therein as at the date thereof. All normal year-end adjustments necessary to present fully and fairly the financial position and results of operations of the Company for the periods covered by the Financial Statements have been made and are reflected therein.

Section 3.5  Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to the Buyer, have been maintained in accordance with sound business practices, including the maintenance of a system of internal controls adequate for Parent Seller's historical accounting practices through December 31, 2005. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all books and records of the Company will be in the possession of the Company.

Section 3.6  Real Property; Title to Properties.

(a)  Real Property.

(i)  The Company does not own any real property.

(ii)  With respect to the Company, Section 3.6(a) of the Disclosure Schedule lists all of the real property and interests therein leased, subleased, or otherwise occupied or used by the Company (with all easements and other rights appurtenant to such property, such property, excluding that portion located at 1700/1725 Brannum Lane, Yellow Springs, Ohio, which is the subject of the Building License, being hereinafter referred to as the “Leased Real Property”). For each item of Leased Real Property, Section 3.6(a) of the Disclosure Schedule also lists the lessor and the lease, sublease, or other agreement pursuant to which the Company holds a possessory interest in the Leased Real Property and all amendments, renewals, or extensions thereto (each, a “Lease”). The Parent Seller has provided the Buyer with a true and correct copy of each Lease. Each Lease is in full force and effect and constitutes a legal, valid, and binding obligation of the respective parties thereto, except as may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. To the Knowledge of the Parent Seller and the Company, neither the Parent Seller nor the Company nor any other party to any Lease is in default thereunder; and, to the Knowledge of the Parent Seller or the Company, no event has occurred, or is alleged to have occurred, which constitutes (or with lapse of time or giving of notice or both would constitute) a default or a basis for a claim of force majeure or other claim of excusable delay or non-performance thereunder. Except as set forth in Section 3.6(a) of the Disclosure Schedule, the leasehold interest of the Company with respect to each item of Leased Real Property is free and clear of any Encumbrances. The Company is not a sublessor of, and has not assigned any lease covering, any item of Leased Real Property. Leasing commissions or other brokerage fees due from or payable by the Company with respect to any Lease have been paid in full. Except as set forth on Section 3.6 of the Disclosure Schedule, the Leased Real Property constitutes all interests in real property currently used in connection with the Company’s business. To the Parent Seller’s Knowledge, the Leased Real Property is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any kind or nature, except: (y) those that in the aggregate do not impair the current use or occupancy of the Leased Real Property; and (z) as set forth in the lease relating to such item; and the Company has not received written notice of any such claim. To the Parent Seller’s Knowledge, all buildings, plants, structures, and other improvements owned or used by the Company lie wholly within the boundaries of the Leased Real Property, except as stated on Section 3.6 of the Disclosure Schedule, and do not encroach upon the property, or otherwise conflict with the property rights, of any other Person; and the Company has not received written notice of any such claim. Except as set forth in Section 3.6 of the Disclosure Schedule, and to the Parent Seller’s Knowledge, the Leased Real Property complies with all applicable Legal Requirements of any Governmental Entity or boards of insurance underwriters issuing insurance on the Leased Real Property requiring improvements to the Leased Real Property or any other actions relative to the Leased Real Property.

(iii)  The Company is not a party to or bound by any contract or other agreement (including any option) for the purchase or sale of any real estate interest or any contract or other agreement for the lease to or from the Company of any real estate interest not currently in possession of the Company.

(b)  Title to Tangible Property. Except as set forth on Section 3.6 of the Disclosure Schedule, the Company has good and marketable title to all of its tangible assets and properties, in each case free and clear of all Encumbrances. Except as set forth in Section 3.6(b) of the Disclosure Schedule, the Company leases or owns all tangible properties and assets necessary for the operation of its business as currently conducted, and such assets and wherever located, which are utilized by the Company in the conduct of its business; and all of such tangible properties and assets are located on the Leased Real Property, except for those assets located at the Parent Seller's premises and listed on Schedule 3.6(b) of the Disclosure Schedule. The Company has not received notice of any violation of, or default under, any Legal Requirement or contractual requirement relating to its owned or leased tangible properties and assets which remains uncured or has not been dismissed. All leases and licenses pursuant to which the Company leases or licenses tangible property from others are in good standing, valid, and effective in accordance with their respective terms, and there is not, with respect to the Company, and to the Parent Seller’s Knowledge with respect to any other party, under any of such leases or licenses, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default, or would constitute a basis for a claim of force majeure or other claim of excusable delay or non-performance).

Section 3.7  Condition and Sufficiency of Assets.

(a)  To the Knowledge of Company and Parent Seller, without investigation or special inquiry and except as otherwise may be disclosed on the Disclosure Schedule, the buildings, plants and structures located on the Leased Real Property are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants or structures equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants and structures of the Company are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.

(b)  To the Knowledge of Company and Parent Seller, without investigation or special inquiry and except as otherwise may be disclosed on Section 3.7 of the Disclosure Schedule, the equipment owned by the Company is in good operating condition and repair, and is adequate for the uses to which it is being put, and none of such equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment is sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing. Except as disclosed on the Disclosure Schedule, all of such equipment is located on the Leased Real Property.

Section 3.8  Accounts Receivable. All accounts receivable of the Company that are reflected on the Balance Sheets or on the accounting records of the Company as of the Closing Date (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheets or on the accounting records of the Company as of the Closing Date (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable, provided, however, that in the event Parent Seller compensates Buyer or the Company for the value of any such Account Receivable not collected within such ninety-day period, such Account Receivable will be assigned to Parent Seller or, if later collected by the Company, the Company shall pay the amount collected to the Parent Seller or otherwise credit such amount against any amount then owed by Parent Seller to the Company or Buyer. To the Knowledge of the Company and Parent Seller, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Section 3.8 of the Disclosure Schedule contains a complete and accurate summary of the amount of Accounts Receivable as of the date of the 2005 Balance Sheet, which summary sets forth the aging of such Accounts Receivable.

Section 3.9  Inventory. All inventory of the Company, as reflected in the Balance Sheets, consisted of a quality and quantity usable and salable in the Ordinary Course of Business (based on historical sales and currently forecast demand), except for obsolete items and items of below-standard quality, all of which were written off or written down to net realizable value in the Balance Sheets or on the accounting records of the Company as of the Closing Date, as the case may be. All inventories not written off have been priced at cost on a last in, first out basis.

Section 3.10  No Undisclosed Liabilities. Except as set forth on the Disclosure Schedule and except for other contractual Legal Requirements and other obligations which are not required to be reflected or reserved on the Balance Sheets under GAAP and are not required to be disclosed on the Disclosure Schedule under the terms of this Agreement, to the Knowledge of the Company and Parent Seller, the Company has no liabilities or obligations of any nature whether absolute, accrued, contingent, or otherwise except for liabilities or obligations reflected or reserved against in the Balance Sheets and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

Section 3.11  Tax Matters.

(a)  For purposes of this Agreement:

(i)  “Tax” (or “Taxes” or “Taxable” or “Taxing” where the context requires) means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other person.

(ii)  “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(b)  Except as set forth in Section 3.11(b) of the Disclosure Schedule:

(i)  All Tax Returns required to be filed by or on behalf of the Company (including any combined, consolidated or unitary group of which the Company is or was a member prior to the Closing Date), either have been properly prepared and duly and timely filed with all appropriate Taxing authorities or, if not filed, applicable penalties and interest caused by such failure to file have been paid or accrued for. All such Tax Returns were true, complete and correct in all material respects. All Taxes payable by or on behalf of the Company, either directly, as part of the consolidated, combined or unitary Tax Return of another taxpayer, or otherwise, have been fully and timely paid, except where any such failure to pay would not have a material adverse effect on the Company or its assets or operations.

(ii)  Section 3.11(b)(ii) of the Disclosure Schedule lists all types of Taxes paid and types of Tax Returns filed by or on behalf of the Company since December 31, 1999 and indicates those Taxes with respect which the Company is or was a member of a consolidated, combined or unitary group. To the Knowledge of the Company and the Parent Seller, except as listed on Schedule 3.11(b)(ii), no claim has been made by a Taxing authority in a jurisdiction where the Company does not file a Tax Return such that it is or may be subject to Tax by that jurisdiction.

(iii)  All deficiencies asserted or assessments made as a result of any examination by the IRS or any other Taxing authority of the Tax Returns of or including the Company have been fully paid and, except as stated on Section 3.11(b)(iii) of the Disclosure Schedule, there are no other audits or investigations by any Taxing authorities in progress, nor have the Parent Seller nor the Company received any notices from any Taxing authority that it intends to conduct such an audit or investigation. The Parent Seller has delivered (or caused the Company to deliver) to Buyer any deficiencies or examination reports relating to the Company and issued since December 31, 1999.

(iv)  No agreement, waiver or other document or arrangement extending or having the effect of extending the period for assessment or collection of Taxes (including, but not limited to, any applicable statute of limitations), has been executed or filed with the IRS or any other Taxing authority by or on behalf of the Company.

(v)  There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(vi)  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(vii)  Neither the Company (nor any other Person on the Company’s behalf) has filed a consent under Code Section 341(f) concerning collapsible corporations as in effect prior to the enactment of the Jobs and Growth Tax Reconciliation Act of 2003. The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local, or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local, or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company (i) has not been a member of an affiliated group (within the meaning Code Section 1504(a) or any similar provision of state, local, or foreign law) filing a consolidated income Tax Return (other than a group the common parent of which was the Parent Seller) and (ii) does not have any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(viii)  The unpaid Taxes of the Company are adequately provided for on the face of the 2005 Balance Sheet, and there will be no material adverse change thereto through the Closing Date.

(ix)  To the Knowledge of the Company or Parent Seller, the Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting by the Company or Parent Seller (or any of their respective subsidiaries) for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the Closing Date; (iii) prior to the Closing Date, any intercompany transactions or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local, or foreign income Tax law), in each case, relating to transactions or events occurring on or before the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(x)  The Company has not distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(xi)  Neither the Company nor any other Person (including Parent Seller) has requested any extension of time within which to file a Tax Return of or including the Company, which Tax Return has not since been filed, except for the Parent Seller's 2005 tax returns.

(xii)  No property owned by the Company is (i) property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect prior to the enactment of the Tax Reform Act of 1986, (ii) “tax exempt use property” within the meaning of Section 168(h)(1) of the Code, (iii) “tax exempt bond finance property” within the meaning of Section 168(g) of the Code, or (iv) “limited use property” within the meaning of Rev. Proc. 76-30.

(xiii)  The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(xiv)  Nikkiso-YSI Joint Venture is taxable as a corporation for U.S. federal income tax purposes. Nikkiso-YSI Joint Venture is not, nor has ever been, (i) a “passive foreign investment company” as defined in Section 1297 of the Code, (ii) a “control foreign corporation” as defined in Section 957 of the Code, (ii) a “foreign personal holding company” as defined in Section 552 of the Code prior to its repeal by the American Jobs Creation Act of 2004, or (iv) a “foreign investment company” as defined in Section 1246 of the Code prior to its repeal by the American Jobs Creation Act of 2004.

Section 3.12  No Material Adverse Change. Since the date of the 2005 Balance Sheet, excluding general economic and industry conditions, (i) there has not been any material adverse change in the business, operations, properties, prospects, assets, liabilities, or condition (financial or otherwise) of the Company, and (ii) to the Knowledge of the Company and the Parent Seller, no event has occurred or circumstance exists that is reasonably likely to result in such a material adverse change.

Section 3.13  Employee Benefit Plans.

(a)  Section 3.13(a) of the Disclosure Schedule contains a true and complete list of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life, or other insurance, supplemental unemployment benefits, profit-sharing, 401(k) pension, or retirement plan, program, agreement, or arrangement, and each other employee benefit plan, program, agreement, or arrangement, sponsored, maintained, or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) (l) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder (“ERISA”), within the past six years for the benefit of any employee or former employee of the Company in connection with any such employee's or former employee's service with the Company, whether formal or informal and whether legally binding or not (the “Benefit Plans”). Section 3.13(a) of the Disclosure Schedule identifies each of the Benefit Plans that is an “employee welfare benefit plan” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”).

(b)  None of the Company, any ERISA Affiliate, any of the ERISA Plans, any trust created thereunder, any trustee or administrator thereof nor the Parent Seller has engaged in a transaction or has taken or failed to take action during the past six years in connection with which the Company, any ERISA Affiliate, any of the ERISA Plans, any such trust, any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4980B of the Code.

(c)  Each of the Benefit Plans has been during the past six years and currently is operated and administered in accordance with its terms and in material compliance with applicable requirements of the Code and ERISA.

(d)  Each ERISA Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter as to its qualification under the Code, and to the Knowledge of the Parent Seller and the Company, no such determination letter has been revoked and nothing has occurred, whether action or failure to act, which would cause the loss of such qualification or which would result in costs to the Company under the IRS’s Employee Plans Compliance Resolution System. All ERISA Plans have been amended to comply with the recent tax legislation commonly known as “GUST” and have been or will be amended to comply with the tax legislation commonly known as “EGTRRA” within the applicable remedial amendment period and each ERISA Plan will file for a favorable determination letter with the IRS covering the changes required by EGTRRA within the applicable remedial amendment period.

(e)  None of the Company nor any ERISA Affiliate contributes, is obligated to contribute, or has ever been obligated to contribute to a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(f)  The Company and each ERISA Plan which is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code and Section 607(1) of ERISA) comply and have complied with the applicable requirements of Section 4980B of the Code, Sections 601-609 of ERISA, and the applicable provisions of the Social Security Act. The Company does not maintain, contribute to, or have any liability or obligation with respect to an employee welfare benefit plan that provides health or life insurance or other benefits for current or future retired or terminated employees or directors (or any spouse or dependents thereof), except as required under Code Section 4980 and ERISA Section 601.

(g)  Except for any payments, rights or benefits arising in the ordinary course with respect to any Benefit Plans or as set forth in the Disclosure Schedule, no plans, agreements, understandings, or arrangements exist that could result in the payment to any employee of the Company of any money or other property rights or accelerate or provide any other rights or benefits to any such employee as a result of (i) the transaction contemplated by this Agreement (whether or not such payment, acceleration, or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered) other than benefit distributions under Benefit Plans that are terminated in connection with or following such transaction, or (ii) the severance, termination, or resignation of any such employee other than as provided in a Benefit Plan.

(h)  No Benefit Plan is a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) (the “Defined Benefit Plans”);

(i)  None of the Company nor any ERISA Affiliate has ever withdrawn (partially or totally within the meaning of ERISA) from any Defined Benefit Plan; and, without limitation by reference to any other provision of the Agreement or any Schedule annexed hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein will result in any withdrawal or other liability of any nature to any of the Company, any ERISA Affiliate, or Buyer under any Defined Benefit Plan;

(j)  There are no unpaid contributions which are, or hereafter will be, required to have been made to trusts in connection with “defined contribution plans” (within the meaning of section 3(34) of ERISA) with respect to services rendered by employees of the Company prior to the date hereof; and

(k)  Other than claims in the ordinary course for benefits with respect to the Benefit Plans, there are (i) no actions, suits, or claims pending with respect to any Benefit Plan or Multiemployer Plan, or (ii) to the Knowledge of Parent Seller or the Company, any circumstances which might give rise to any liability of the Company under any such action, suit, or claims.

Section 3.14  Compliance with Legal Requirements; Governmental Authorizations.

(a)  Except as set forth on the Disclosure Schedule:

(i)  The Company is, and at all times since January 1, 2003, has been, in material compliance with each Legal Requirement that is or was applicable to it and is material to the conduct or operation of its business or the ownership or use of any of its assets or properties;

(ii)  to the Knowledge of the Parent Seller and the Company, the Restriction of Hazardous Substances (RoHS), as mandated by the Directive 2002/95/EC of the European Parliament and of the Council of January 27, 2003, as it relates to the restriction of the use of certain hazardous substances in the manufacturing and distribution of electrical and electronic equipment in the European Union, will not have a material adverse effect on the current sales or inventory of the Company;

(iii)  to the Knowledge of the Parent Seller and the Company, no event has occurred or circumstance exists that (with or without notice or lapse of time): (A) may constitute or result in a violation by the Company of, or a failure on the part of the Company to comply with, any Legal Requirement; or (B) may give rise to any obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action concerning any Legal Requirement; and

(iv)  The Company has not received, at any time since January 1, 2003, any written notice or other written communication or, to the Knowledge of the Company and Parent Seller, any oral notice or communication, from any Governmental Body or any other Person regarding: (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement; or (B) any actual, alleged, possible, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)  Section 3.14(b) of the Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or that otherwise relates to the business of, or to any of the assets or properties owned or used by, the Company. Each Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth on the Disclosure Schedule:

(i)  The Company is, and at all times since January 1, 2003 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Section 3.14(b) of the Disclosure Schedule;

(ii)  to the Knowledge of the Company and the Parent Seller, no event has occurred or circumstance exists that may (with or without notice or lapse of time): (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Schedule; or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 3.14(b) of the Disclosure Schedule;

(iii)  The Company has not received, at any time since January 1, 2003, any written notice or other written communication or, to the Knowledge of the Company and Parent Seller, any oral notice or communication from any Governmental Body or any other Person regarding: (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization; or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv)  all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 3.14(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

The Governmental Authorizations listed in Section 3.14(b) of the Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit the Company to own and use its assets and properties in the manner in which it currently owns and uses such assets.

Section 3.15  Legal Proceedings; Orders.

(a)  Except as set forth in Section 3.15(a) of the Disclosure Schedule, there is no pending Proceeding:

(i)  that has been commenced by or against the Company or that, to the Knowledge of the Company or Parent Seller, otherwise relates to or may affect the business of, or any of the assets or properties owned or used by, the Company; or

(ii)  that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of the Parent Seller and the Company, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. The Parent Seller has delivered to the Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Section 3.15(a) of the Disclosure Schedule. The Proceedings listed in Section 3.15(a) of the Disclosure Schedule will not have a material adverse effect on the business, operations, properties, assets, condition (financial or otherwise), or prospects of the Company.

(b)  Except as set forth in Section 3.15(b) of the Disclosure Schedule:

(i)  there is no Order to which the Company, or any of the assets or properties owned or used by the Company, is subject;

(ii)  The Parent Seller is not subject to any Order that relates to the business of, or any of the assets or properties owned or used by, the Company; and

(iii)  to the Knowledge of the Parent Seller and the Company, no officer, director, agent, or employee of the Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company.

(c)  Except as set forth in Section 3.15(c) of the Disclosure Schedule:

(i)  The Company is, and at all times since January 1, 2003 has been, in material compliance with all of the terms and requirements of each Order to which it, or any of the assets or properties owned or used by it, is or has been subject;

(ii)  to the Knowledge of the Company and the Parent Seller, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company, or any of the assets or properties owned or used by the Company, is subject; and

(iii)  The Company has not received, at any time since January 1, 2003, any written notice or communication or, to the Knowledge of the Company and Parent Seller, any oral notice or communication from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company, or any of the assets or properties owned or used by the Company, is or has been subject.

Section 3.16  Absence of Certain Changes and Events. Except as set forth in Section 3.16 of the Disclosure Schedule, since the date of the 2005 Balance Sheet, the Company has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)  change in the Company’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

(b)  amendment to the Organizational Documents of the Company;

(c)  payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except in the Ordinary Course of Business) or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d)  adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company, except for vesting or acceleration of benefits under any Benefit Plan resulting from the Contemplated Transactions for which the Company shall have no liability;

(e)  damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company, taken as a whole;

(f)  entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to any Company of at least $10,000;

(g)  sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of the Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Company’s Proprietary Rights;

(h)  cancellation or waiver of any claims or rights with a value to any Company in excess of $10,000;

(i)  change in the accounting or tax reporting principles, methods or policies used by the Company;

(j)  written agreement or, to the Knowledge of the Company and Parent Seller, oral agreement, by the Company to do any of the foregoing; or

(k)  settlement of any Tax audit or filing of any amended Tax Return.

Section 3.17  Contracts; No Defaults.

(a)  Section 3.17 of the Disclosure Schedule contains a complete and accurate list, and the Parent Seller has delivered to the Buyer true and complete copies, of:

(i)  each Applicable Contract that involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $10,000.

(ii)  each Applicable Contract that involves performance of services or delivery of goods or materials to the Company of an amount or value in excess of $10,000.

(iii)  each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts by the Company in excess of $10,000.

(iv)  each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $1,000 and with terms of less than one year);

(v)  each licensing agreement or other Applicable Contract with respect to patents, trademarks, service marks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Company’s Proprietary Rights;

(vi)  each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

(vii)  each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Company with any other Person;

(viii)  each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(ix)  each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

(x)  each power of attorney that is currently effective and outstanding;

(xi)  each Applicable Contract entered into other than in the Ordinary Course of Business that contain an express undertaking which legally obligates the Company to pay consequential damages;

(xii)  each Applicable Contract for capital expenditures in excess of $10,000;

(xiii)  each written warranty, guaranty, and or other similar undertaking, with respect to contractual performance by any third party, extended by the Company other than in the Ordinary Course of Business; and

(xiv)  each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

Section 3.17 of the Disclosure Schedule sets forth the dates of and parties to such Contracts.

(b)  Except as set forth on the Disclosure Schedule:

(i)  the Parent Seller (and each Related Person of the Parent Seller) has not acquired any rights under, and the Parent Seller is not subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets or properties owned or used by, the Company; and

(ii)  to the Knowledge of the Parent Seller and the Company, no officer, director, agent, employee, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to: (A) engage in or continue any conduct, activity, or practice relating to the business of the Company; or (B) assign to the Company or to any other Person any rights to any invention, improvement, or discovery.

(c)  Except as set forth in Section 3.17 of the Disclosure Schedule, to the Knowledge of the Company and Parent Seller, each Contract identified or required to be identified in Section 3.17 of the Disclosure Schedule is in full force and effect and is valid and enforceable in accordance with its terms.

(d)  Except as set forth in Section 3.17 of the Disclosure Schedule:

(i)  the Company and each Related Person of the Company is, and at all times since January 1, 2003 has been, in full compliance with all applicable terms and requirements of each Contract under which the Company has or had any obligation or liability or by which the Company or any of the assets or properties owned or used by the Company is or was bound;

(ii)  to the Knowledge of the Company and Parent Seller, each other Person that has or had any obligation or liability under any Contract under which the Company has or had any rights is, and at all times since January 1, 2003 has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)  no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any other Person, or to the Knowledge of the Company, the Company, the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

(iv)  the Company has not given to or received from any other Person, at any time since January 1, 2003, any written notice or communication or, to the Knowledge of the Company or Parent Seller, any oral notice or communication regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

(e)  There are no renegotiations of, or current or pending attempts to renegotiate any material amounts paid or payable to the Company under current or completed Contracts with any Person and, to the Knowledge of the Parent Seller and the Company, no such Person has made written demand for such renegotiation.

(f)  The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company have been entered into in the Ordinary Course of Business and, to the Knowledge of the Company and Parent Seller, have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

Section 3.18  Insurance.

(a)  The Parent Seller has delivered to the Buyer:

(i)  true and complete copies of all policies of insurance to which the Company is a party or under which the Company, or any director of the Company, is or has been covered at any time within the three (3) years preceding the date of this Agreement;

(ii)  true and complete copies of all pending applications for policies of insurance relating to the Company; and

(iii)  any statement by the auditor of the Company’s financial statements with regard to the adequacy of such entity’s coverage or of the reserves for claims.

(b)  Section 3.18(b) of the Disclosure Schedule describes:

(i)  any self-insurance arrangement by or affecting the Company, including any reserves established thereunder;

(ii)  any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Company; and

(iii)  all obligations of the Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

(c)  Section 3.18(c) of the Disclosure Schedule sets forth, by year, for the current policy year and each of the preceding policy years:

(i)  a summary of the loss experience under each policy relating to the Company;

(ii)  a statement describing each claim under an insurance policy for an amount in excess of $1,000 relating to the Company, which sets forth:

(A)  the name of the claimant;

(B)  a description of the policy by insurer, type of insurance, and period of coverage; and

(C)  the amount and a brief description of the claim; and

(iii)  a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

(d)  Except as set forth in Section 3.18(d) of the Disclosure Schedule:

(i)  All policies to which the Company is a party or that provide coverage to the Parent Seller, the Company, or any director or officer of the Company:

(A)  are, to the Knowledge of the Company and the Parent Seller, valid, outstanding, and enforceable;

(B)  taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks to which the Company is normally exposed;

(C)  are sufficient for compliance with all Legal Requirements and Contracts to which the Company is a party or by which any of them is bound; and

(D)  do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.

(ii)  Neither the Parent Seller nor the Company has received:

(A)  any written refusal of coverage or any written notice that a defense will be afforded with reservation of rights concerning any pending or outstanding claims involving the Company or any of its assets or operations; or

(B)  any written notice of cancellation that any insurance policy covering the Company or any of its assets or operations is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

(iii)  The Company has paid all premiums due, and has otherwise performed all of their respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or any director thereof.

(iv)  The Company has given notice to the appropriate insurer of all claims against it that may be covered by insurance provided by such insurer.

Section 3.19  Environmental Matters.

(a)  Environmental Permits. The Company possesses all Environmental Permits required or necessary in order to conduct its business and to own, lease or operate its assets and Facilities (including the Leased Real Property) as the same are now being conducted, owned, leased or operated. Section 3.19(a) of the Disclosure Schedule lists all of the Environmental Permits issued to or held by the Company. A true and complete copy of each Environmental Permit issued to the Company has been made available for review by the Buyer. Each Environmental Permit issued to the Company is in full force and effect. The Company is in compliance with all material requirements, terms, and provisions of the Environmental Permits issued to the Company and has filed on a timely basis (and updated as required) all reports, notices, applications, or other documents required to be filed pursuant to the Environmental Permits.

(b)  Compliance With Environmental Laws. The Company is, and at all times has been, in compliance with all Environmental Permits and Environmental Laws applicable to its business, assets, and the Facilities (including the Leased Real Property) except where the failure to be in compliance would not, individually or in the aggregate, reasonably be expected to result in a material adverse effect on the business, properties, assets, liabilities, operations, condition (financial or otherwise), results of operations, or prospects of the Company.

(c)  Reports, Disclosures and Notifications. Since January 1, 2003, the Company has filed on a timely basis (and updated as required) all reports, disclosures, notifications, applications, pollution prevention, stormwater management or discharge prevention or response plans or other emergency or contingency plans required to be filed under Environmental Laws, including Title III of the Superfund Amendments and Reauthorization Act, 42 U.S.C. §11001 et seq., except where such failure to do so would not, individually or in the aggregate, result in, or reasonably be expected to result in, a material adverse effect on the business, assets, Facilities, liabilities, operations, condition (financial or otherwise), results of operations, or prospects of the Company. Section 3.19(c) of the Disclosure Schedule lists all such reports, disclosures, notifications, applications, and plans filed by the Company under Environmental Laws. All such reports, disclosures, notifications, applications, and plans are true, accurate, and complete in all material respects.

(d)  Notices. The Company has not received any written notice or, to the Knowledge of the Company or Parent Seller, any oral notice from any Governmental Body that the Company or any of the Leased Real Property:

(i)  is in violation of the requirements of any Environmental Permit or Environmental Laws;

(ii)  is the subject of any suit, claim, proceeding, demand, order, investigation, or request or demand for information arising under any Environmental Permit or Environmental Laws; or

(iii)  has actual or potential liability under any Environmental Laws, including CERCLA, RCRA, or any comparable state or local Environmental Laws.

(e)  No Reporting or Remediation Obligations. To the Knowledge of the Parent Seller and the Company, there are no Environmental Conditions arising out of or relating to the Company, any of its businesses, or the use, operation or occupancy by the Company of the Facilities (including the Leased Real Property) that result or reasonably could be expected to result in: (i) any obligation of the Company to conduct any investigation, sampling or monitoring, or to effect any Cleanup, whether on-site or offsite; or (ii) liability, either to Governmental Bodies, including Environmental Authorities, or third parties, for damages (whether to person, property or natural resources), cleanup costs, or remedial costs of any kind or nature whatsoever.

(f)  Encumbrances. The Company has not received any written notice or, to the Knowledge of the Company or Parent Seller, any oral notice from any Governmental Body that a federal, state, local, or municipal governmental agency or authority, including any Environmental Authority, has obtained or asserted an Encumbrance upon any of the Facilities (including the Leased Real Property) as a result of any Release, use, or Cleanup of any Hazardous Material for which the Company is legally responsible, nor has any such Release, use, or Cleanup occurred which would be likely to result in the assertion or creation of such an Encumbrance.

(g)  Storage, Transport or Disposal of Hazardous Materials.

(i)  Except as described on Section 3.19(g)(i) of the Disclosure Schedule and as covered by any Environmental Permits, there is not now located on any of the Leased Real Property any areas or vessels used or intended for the treatment, storage, or disposal of Hazardous Materials, including drum storage areas, surface impoundments, incinerators, landfills, tanks, lagoons, ponds, waste piles, or deep well injection systems.

(ii)  With respect to the Company, Section 3.19(g)(ii) of the Disclosure Schedule sets forth a list of all arrangements by such Company since January 1, 2003 relating to transport for storage, treatment or disposal, by contract, agreement, or otherwise, of any Hazardous Material at or to any location, including any location used for the treatment, storage, or disposal of Hazardous Materials. None of the locations identified in Section 3.19(g)(ii) of the Disclosure Schedule is listed on the National Priorities List or the Comprehensive Environmental Response Compensation and Liability Information System list or any equivalent or analogous federal or state list of contaminated properties.

(h)  Future Laws. To the Knowledge of the Parent Seller and the Company, there are no Environmental Laws currently enacted or promulgated, but as to which compliance is not yet required, that would require the Company or the Buyer to take any action at any of the Leased Real Property within one (1) year from the effective date of this Agreement in order to bring the Company’s businesses or the operations at the Leased Real Property as presently conducted into compliance with such Environmental Laws.

Section 3.20  Employees.

(a)  Section 3.20 of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status: name; employer; job title; current compensation paid or payable and vacation accrued; and service credited for purposes of vesting and eligibility to participate under any of the Company’s Benefit Plans, or any other employee, executive, or director benefit plan.

(b)  To the Knowledge of the Company and Parent Seller, no employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person (“Proprietary Rights Agreement”) that in any way adversely affects or will adversely affect (i) the performance of his duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Parent Seller or the Company by any such employee or director. To the Knowledge of the Parent Seller and the Company, no director, officer, or other key employee of the Company intends to terminate his employment with the Company.

(c)  Section 3.20 of the Disclosure Schedule also contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future from the Company: name; pension benefit; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

Section 3.21  Labor Relations; Compliance. Since January 1, 2003, the Company has not been or is not a party to any collective bargaining or other labor Contract. Since January 1, 2003, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) except as disclosed in Section 3.21 of the Disclosure Schedule, any Proceeding (except that oral threats and investigations are to the Knowledge of Parent Seller and the Company) against or affecting the Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Company or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Company, and no such action is contemplated by the Company. The Company has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. The Company is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements, except as disclosed in the Disclosure Schedule.

Section 3.22  Intellectual Property.

(a)  Section 3.22 of the Disclosure Schedule contains a complete and correct list and brief description of all material Proprietary Rights owned by the Company (the “Company’s Proprietary Rights”). The Company owns the entire right, title and interest in and to all of the Company’s Proprietary Rights, provided, however, that the Parent Seller makes no representation or warranty regarding the validity or enforceability of any of the Company's Proprietary Rights. Except as set forth on the Disclosure Schedule, the Company is not a party to any agreement by which it is granted a license or by which it grants a license under any Company Proprietary Rights or by which it agrees to maintain the secrecy or confidentiality of any Company Proprietary Rights. The Company’s Proprietary Rights and the agreements listed on the Disclosure Schedule are all proprietary rights material to the operation and conduct of the business of the Company as currently operated and conducted. None of the Company’s Proprietary Rights set forth in such Section 3.22 of the Disclosure Schedule are subject to any pending or threatened challenge by any third party nor has the Company directly received any notice from or otherwise been advised by any third party that the foregoing are invalid or conflict with or infringe the asserted rights of others. For the avoidance of doubt, the prosecution of patent applications directed to any Proprietary Rights does not constitute any such pending or threatened challenge. To the Knowledge of the Parent Seller and the Company, no third party is infringing upon the Company’s Proprietary Rights relating to any products which the Company currently commercializes. Except as disclosed on the Disclosure Schedule, to the Knowledge of the Company and Parent Seller, the Company does not have any liability for, has not given indemnification for, patent infringement as to any equipment, materials, or supplies manufactured, used, or sold by it, other than in the Ordinary Course of Business. To the Knowledge of the Parent Seller and the Company, the Company has not caused or allowed any of its material trade secrets, know-how, or other confidential intellectual or intangible property rights to enter into the public domain, except as may be involved in the filing and publication of its patent applications.

(b)  The Company has good and marketable title to all intangible property described in Section 3.22 of the Disclosure Schedule, subject to no Encumbrances except as noted in Section 3.22 of the Disclosure Schedule.

(c)  Except as disclosed on the Disclosure Schedule, the Company has not granted to any other persons or businesses the right to use any trademarks or service marks set forth in Section 3.22 of the Disclosure Schedule, or any variant thereof, singly or in combination with any other term, and no persons or businesses otherwise using any such trademark or service mark, or any variant thereof, singly or in combination with any other term, has ever attempted to restrain the Company from using such trademark or service mark or any variant thereof, singly or in combination with any other term.

Section 3.23  Certain Payments. Since January 1, 2003, neither the Company nor any director, officer, agent, or employee of the Company, or any other Person associated with or acting for or on behalf of the Company, has directly or indirectly:

(a)  made any contribution, gift, bribe, rebate, payoff, influence payment, kick-back, or other payment to any Person, private or public, regardless of form, for or in respect of the Company or any Affiliate of the Company, whether in money, property, or services in violation of any Legal Requirement; or

(b)  established or maintained any fund or asset related to the Company that has not been recorded in the books and records of the Company in accordance with applicable Legal Requirements and GAAP.

Section 3.24  Relationships with Related Persons. Except as disclosed in Section 3.24 of the Disclosure Schedule, neither the Parent Seller nor any Related Person of the Parent Seller or of the Company has, or since January 1, 2003 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company’s business. Except as disclosed in Section 3.24 of the Disclosure Schedule, neither the Parent Seller nor any Related Person of the Parent Seller or of the Company is, or since January 1, 2003 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with the Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Company at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the Company with respect to any line of the products or services of the Company (a “Competing Business”) in any market presently served by the Company (except for the ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth in the Disclosure Schedule, neither the Parent Seller nor any Related Person of the Parent Seller or of the Company is a party to any Contract with, or has any claim or right against, the Company.

Section 3.25  Brokers or Finders. Except as disclosed in Section 3.25 of the Disclosure Schedule, the Company and its agents have incurred no obligation or liability, contingent or otherwise, for any brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

Section 3.26  Disclosure. To the Parent Seller's Knowledge, there is no fact that has specific application to the Parent Seller or the Company (other than general economic) and that materially adversely affects the assets, business, prospects, condition (financial or otherwise), or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

The Buyer represents and warrants to the Parent Seller as follows:

Section 4.1  Organization And Good Standing. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey.

Section 4.2  Authority; No Conflict.

(a)  This Agreement constitutes the legal, valid, and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. Upon the execution and delivery by the Buyer of the Transition Services Agreement, the Supply Agreement, the Trademark License, the Building License and the Employment Agreements (collectively, the “Buyer’s Closing Documents”), the Buyer’s Closing Documents will constitute the legal, valid, and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except insofar as enforcement may be limited by bankruptcy, insolvency, or other laws affecting generally the enforceability of creditors’ rights and by limitations on the availability of equitable remedies. The Buyer has the absolute and unrestricted right, power, authority and capacity to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents.

(b)  Neither the execution and delivery of this Agreement by the Buyer nor the consummation or performance of any of the Contemplated Transactions by the Buyer will:

(i)  contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Buyer, or (B) any resolution adopted by the board of directors or the stockholders of the Buyer;

(ii)  contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Buyer may be subject;

(iii)  contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Buyer or that otherwise relates to the business of, or any of the assets owned or used by, the Buyer; or

(iv)  contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any contract, commitment or agreement to which the Buyer is bound or affected.

(c)  The Buyer is not and will not be required to give notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions, except such Consents as have been obtained prior to the date hereof.

Section 4.3  Investment Intent. The Buyer is acquiring the Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Buyer has no present or contemplated agreement, undertaking, arrangement, obligation or commitment providing for the sale or other disposition of any Shares.

Section 4.4  Certain Proceedings. There is no pending Proceeding that has been commenced against the Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Buyer’s Knowledge, no such Pro-ceeding has been Threatened, and no event has occurred and no circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

Section 4.5  Brokers or Finders. The Buyer and its officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders’ fees, agents’ commissions, or any other similar payment in connection with this Agreement.

Section 4.6  Buyer's Knowledge of Breach. Buyer has no Knowledge of any fact or circumstance evidencing an inaccuracy of any representation or warranty by Parent Seller under Article III of this Agreement.

ARTICLE V

COVENANTS OF PARENT SELLER PRIOR TO CLOSING DATE

Section 5.1  Retention Bonus Agreements. Between the date of this Agreement and the Closing Date, the Parent Seller and the Company will cause each of the Retention Bonus Agreements dated December 6, 2005 by and between the Company and each of Brian Ream, Robert Hurst, Brian Code, Chris Kowal, Ron Johnson, Phil Metz, John Davis, Marilyn Capper, and Catherine Tetrick, respectively, to remain in full force and effect without any further modification or amendment thereto.

Section 5.2  Access and Investigation. Between the date of this Agreement and the Closing Date, the Parent Seller will, and will cause the Company and its Representatives to (a) afford the Buyer and its Representatives and prospective lenders and their Representatives (collectively, the “Buyer’s Advisors”) full and free access to the Company’s personnel, Facilities, contracts, books and records, and other documents and data, (b) furnish the Buyer and the Buyer’s Advisors with copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request, relating to the Company or its business, and (c) furnish the Buyer and the Buyer’s Advisors with such additional financial, operating, and other data and information as the Buyer may reasonably request, relating to the Company or its business.

Section 5.3  Operation of the Business of the Company. Between the date of this Agreement and the Closing Date, the Parent Seller will, and will cause the Company to:

(a)  conduct the business of the Company only in the Ordinary Course of Business;

(b)  use their Best Efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and maintain the current relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Company;

(c)  confer with the Buyer concerning operational matters of a material nature; and

(d)  otherwise report periodically to the Buyer concerning the status of the business, operations, and finances of the Company as reasonably requested by Buyer.

Section 5.4  Negative Covenant. Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date, the Parent Seller will not, and will cause the Company not to, without the prior consent of the Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

Section 5.5  Required Approvals. As promptly as practicable after the date of this Agreement, the Parent Seller will, and will cause the Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Parent Seller will, and will cause the Company to (a) reasonably cooperate with the Buyer with respect to all filings that the Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with the Buyer in obtaining any consents necessary in connection with the Contemplated Transactions.

Section 5.6  Notification. Between the date of this Agreement and the Closing Date, the Parent Seller will promptly notify the Buyer in writing if the Parent Seller or the Company becomes aware of any fact or condition that causes or constitutes a Breach of any of the Parent Seller’s representations and warranties as of the date of this Agreement, or if the Parent Seller or the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Schedule if the Disclosure Schedule were dated the date of the occurrence or discovery of any such fact or condition, the Parent Seller will promptly deliver to the Buyer a supplement to the Disclosure Schedule specifying such change. During the same period, the Parent Seller will promptly notify the Buyer of the occurrence of any Breach of any covenant of the Parent Seller in this Article V or of the occurrence of any event that may make the satisfaction of the conditions in Article VII impossible or unlikely.

Section 5.7  No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article IX, the Parent Seller will not, and will cause the Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than the Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Company, or any of the capital stock of the Company, or any merger, consolidation, business combination, or similar transaction involving the Company.

Section 5.8  Best Efforts. Between the date of this Agreement and the Closing Date, the Parent Seller will use their Best Efforts to cause the conditions in Articles VII to be satisfied.

Section 5.9  Tax Matters. Without the prior written consent of the Buyer, the Parent Seller will not cause the Company to make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax Claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax Claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent, or other action would have the effect of increasing the Tax liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

ARTICLE VI

COVENANTS OF BUYER PRIOR TO CLOSING DATE

Section 6.1  Best Efforts. Between the date of this Agreement and the Closing Date, the Buyer will use its Best Efforts to cause the conditions in Articles VIII to be satisfied.

Section 6.2  Required Approvals. As promptly as practicable after the date of this Agreement, the Buyer will make all filings required by Legal Requirements to be made by the Buyer in order to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, the Buyer will (a) reasonably cooperate with the Company and Parent Seller with respect to all filings that the Company and Parent Seller elect to make or are required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) reasonably cooperate with the Company and Parent Seller in obtaining any consents necessary in connection with the Contemplated Transactions.

Section 6.3  Notification. Between the date of this Agreement and the Closing Date, the Buyer will promptly notify the Company and Parent Seller in writing if the Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of the Buyer’s representations and warranties as of the date of this Agreement, or if the Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. During the same period, the Buyer will promptly notify the Company and Parent Seller of the occurrence of any Breach of any covenant of the Buyer in this Article VI or of the occurrence of any event that may make the satisfaction of the conditions in Article VIII impossible or unlikely.

ARTICLE VII

CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

The Buyer’s obligation to purchase the Shares and to take the other actions required to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

Section 7.1  Accuracy Of Representations. All of the Parent Seller’s representations and warranties in this Agreement must be accurate in all material respects as of the date of this Agreement and as if made on the Closing Date.

Section 7.2  Parent Seller’s Performance.

(a)  All of the covenants and obligations that the Parent Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

(b)  Each document required to be delivered pursuant to Section 2.4(a) must have been delivered as required.

Section 7.3  Consents. All consents, approvals, permits, and orders necessary or desirable for the consummation of the transactions contemplated by this Agreement or to ensure that, subsequent to the Closing, the Buyer shall continue to realize in all material respects the benefits of the assets and properties of the Company, shall have been obtained, and all applicable mandated waiting periods in respect of the transactions contemplated hereby, if any, shall have expired without adverse action.

Section 7.4  Additional Documents. Each of the following documents must have been delivered to the Buyer:

(a)  an opinion of Dinsmore & Shohl LLP, counsel to the Parent Seller, dated the Closing Date, in the form of Exhibit 7.4(a);

(b)  employment agreements, which shall include mutually agreed upon non-competition provisions, in the form of Exhibit 7.4(b), executed by each of Brian Ream and Brian Code, respectively, and the Buyer (collectively, the “Employment Agreements”); and

Section 7.5  No Proceedings. There must not have been commenced or Threatened against the Buyer, or against any Person affiliated with the Buyer, any Proceeding:

(a)  involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or

(b)  that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

Section 7.6  No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person:

(a)  is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any shares of, or any other voting, equity, or ownership interest in, the Company; or

(b)  is entitled to all or any portion of the Purchase Price payable for the Shares.

Section 7.7  No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Buyer or any Person affiliated with the Buyer to suffer any material adverse consequence under:

(a)  any applicable Legal Requirement or Order; or

(b)  any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

Section 7.8  Certified Resolutions. The Buyer shall have received certificates of the Secretary of the Parent Seller and the Company, respectively, in form and substance satisfactory to the Buyer, with respect to all corporate proceedings and authorizations with respect to this Agreement and the Contemplated Transactions, their respective Organizational Documents, and the incumbency of the officers executing this Agreement or any certificate or document contemplated hereby.

Section 7.9  Contemporaneous Transaction. All of the Shares shall contemporaneously be purchased hereunder.

Section 7.10  Consents. Each of the Consents identified in Section 3.2 of the Disclosure Schedule must have been obtained and must be in full force and effect.

Section 7.11   Environmental Permits. The Parent Seller and the Company shall have utilized their Best Efforts to have any Environmental Permits that will expire or otherwise become ineffective on or before or by reason of the Closing Date be renewed or reissued prior to the Closing Date so as to allow the Buyer to continue the Business without interruption after the Closing Date.

Section 7.12  No Material Adverse Change. Excluding any change in general economic conditions, there shall not have occurred any material adverse change in businesses, properties, assets, liabilities, operations, condition (financial or otherwise), results of operations, or prospects of the Company, taken as a whole.

Section 7.13  FIRPTA Affidavits. The Parent Seller shall deliver to the Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that the Parent Seller is not a “Foreign Person” as defined in Code Section 1445.

Section 7.14  Resignation of Directors and Officers of the Company. Each director and officer of the Company shall tender a resignation notice of their respective positions in the Company which shall be effective as of the Closing Date.

ARTICLE VIII

CONDITIONS PRECEDENT TO PARENT SELLER’S OBLIGATION TO CLOSE

The Parent Seller’s obligation to sell the Shares and to take the other actions required to be taken by the Parent Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Parent Seller, in whole or in part):

Section 8.1  Accuracy Of Representations. All of the Buyer’s representations and warranties in this Agreement must be accurate in all material respects as of the date of this Agreement and as if made on the Closing Date.

Section 8.2  Buyer’s Performance.

(a)  All of the covenants and obligations that the Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

(b)  The Buyer must have delivered each of the documents required to be delivered by the Buyer pursuant to Section 2.4(b).

(c)  The Buyer must have made the cash payment(s) required to be made by the Buyer pursuant to Section 2.2(b).

Section 8.3  Additional Documents. The Buyer must have caused the following documents to be delivered to the Parent Seller:

(a)  an opinion of McCarter & English, LLP, counsel to the Buyer, dated as of the Closing Date, in the form of Exhibit 8.3(a):

Section 8.4  No Proceedings. There must not have been commenced or Threatened against the Parent Seller or the Company, or against any Person affiliated with either of them, any Proceeding:

(a)  involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions; or

(b)  that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

Section 8.5  No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person:

(a)  is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any shares of, or any other voting, equity, or ownership interest in, the Company; or

(b)  is entitled to all or any portion of the Purchase Price payable for the Shares.

Section 8.6  No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause the Company or Parent Seller or any Person affiliated with either of them to suffer any material adverse consequence under:

(a)  any applicable Legal Requirement or Order; or

(b)  any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

Section 8.7  Certified Resolutions. The Parent Seller shall have received certificates of the Secretary of the Buyer, in form and substance satisfactory to the Parent Seller, with respect to all corporate proceedings and authorizations with respect to this Agreement and the Contemplated Transactions, its Organizational Documents, and the incumbency of the officers executing this Agreement or any certificate or document contemplated hereby.

ARTICLE IX

TERMINATION

Section 9.1  Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a)  by either the Buyer or the Parent Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived, provided that the terminating party has given the party in Breach written notice of such Breach ten (10) days prior to any such termination and such party has failed to cure such Breach during such ten-day notice period;

(b)  (i) by the Buyer if any of the conditions in Article VII has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date; or (ii) by Parent Seller, if any of the conditions in Article VIII has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Parent Seller to comply with its obligations under this Agreement) and the Parent Seller has not waived such condition on or before the Closing Date;

(c)  by mutual consent of the Buyer and the Parent Seller.

Section 9.2  Effect of Termination. Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 13.1 and 13.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of this Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, and if such Breach or failure is not due to any cause beyond such party's control, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE X

INDEMNIFICATION; REMEDIES

Section 10.1  Survival; Right to Indemnification Not Affected by Knowledge. All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Schedule, the supplements to the Disclosure Schedule, the certificate delivered pursuant to Section 2.4(a)(vii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on any Breach of any such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to the Company, its assets, liabilities or business.

Section 10.2  Indemnification and Payment of Damages by Parent Seller. The Parent Seller will indemnify and hold harmless the Buyer, the Company, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any incurred loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third party claim (collectively, “Damages”), caused by and attributable to:

(a)  any Breach of any representation or warranty made by the Parent Seller in this Agreement, the Disclosure Schedule, or any other certificate or document delivered by the Parent Seller pursuant to this Agreement;

(b)  any Breach by the Parent Seller of any covenant or obligation of the Parent Seller in this Agreement;

(c)  any product shipped or manufactured by, or any services provided by, the Company prior to the Closing Date, excluding any product warranty claims which are not, in the aggregate, in excess of the Company's product warranty reserves as of the Closing Date;

(d)  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with the Parent Seller or the Company (or any Person acting on their behalf) in connection with any of the Contemplated Transactions; or

(e)  (i) all Taxes (or the non-payment thereof) of the Company for all Taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing; provided, however, that in the case of clauses (i), (ii), and (iii) above, the Parent Seller shall be liable only to the extent that such Taxes exceed the amount, if any, specifically reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Working Capital Statement. Notwithstanding any other provision of this Agreement to the contrary, the obligation of the Parent Seller set forth in this Section 10.2(e) shall remain in effect without limitation as to amount, in accordance with its terms.

The remedies provided in this Section 10.2 will not be exclusive of or limit any other remedies unrelated to the Agreement that may be available to the Buyer or the other Indemnified Persons.

Section 10.3  Environmental Matters. Excluding any Environmental, Health and Safety Liabilities or other Damages caused by or attributable to any act or omission by Buyer or the Company after the Closing, in addition to the provisions of Section 10.2, the Parent Seller will indemnify and hold harmless the Buyer, the Company, and the other Indemnified Persons for, and will pay to the Buyer, the Company, and the other Indemnified Persons the amount of, any Damages (including costs of cleanup, containment, or other remediation) arising, directly or indirectly, from or in connection with:

(a)  any Environmental, Health, and Safety Liabilities arising out of or relating to:

(i)  (A) the ownership, operation, or condition at any time on or prior to the Closing Date of the Facilities or any other properties and assets (whether real, personal, or mixed and whether tangible or intangible) in which the Parent Seller or the Company has or had an interest, or (B) any Hazardous Materials or other contaminants that were present on the Facilities or such other properties and assets at any time on or prior to the Closing Date; or

(ii)  (A) any Hazardous Materials or other contaminants, wherever located, that were, or were allegedly, generated, transported, stored, treated, Released, or otherwise handled by the Parent Seller or the Company or by any other Person for whose conduct they are or may be held responsible at any time on or prior to the Closing Date, or (B) any Hazardous Activities that were, or were allegedly, conducted by the Parent Seller or the Company or by any other Person for whose conduct they are or may be held responsible on or prior to the Closing Date; or

(b)  any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, deprivation of the use of or diminution in value of real property or damage to natural resources), or other damage of or to any Person, including any employee or former employee of the Parent Seller or the Company or any other Person for whose conduct they are or may be held responsible, in any way arising from or allegedly arising from any Hazardous Activity conducted or allegedly conducted with respect to the Facilities or the operation of the Company prior to the Closing Date, or from Hazardous Material that was (i) present or suspected to be present on or before the Closing Date on or at the Facilities (or present or suspected to be present on any other property, if such Hazardous Material emanated or allegedly emanated from any of the Facilities and was present or suspected to be present on any of the Facilities on or prior to the Closing Date) or (ii) Released or allegedly Released by the Parent Seller or the Company or any other Person for whose conduct they are or may be held responsible, at any time on or prior to the Closing Date.

The Parent Seller will be entitled to control any Cleanup (provided, however, that any such Cleanup shall be reasonably satisfactory to Buyer and shall satisfy the requirements of the Environmental Laws and any Environmental Authority exercising jurisdiction over such Cleanup and shall not unreasonably interfere with the Buyer’s or the Company’s use of or operations at any of the Facilities, including the Lease of Real Property), any related Proceeding, and, except as provided in the following sentence, any other Proceeding with respect to which indemnity may be sought under this Section 10.3. The procedure described in Section 10.8 will apply to any claim solely for monetary damages relating to a matter covered by this Section 10.3.

Section 10.4  Indemnification and Payment of Damages by Buyer. The Buyer will indemnify and hold harmless the Parent Seller, and its Representatives, stockholders, controlling persons and affiliates for, and will pay to the Parent Seller the amount of any Damages caused by and attributable to:

(a)  any Breach of any representation or warranty made by the Buyer in this Agreement or in any certificate or document delivered by the Buyer pursuant to this Agreement;

(b)  any Breach by the Buyer of any covenant or obligation of the Buyer in this Agreement;

(c)  any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with the Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions; or

(d)  any product shipped or manufactured by, or any services provided by, the Company or any other act or failure to act by the Company after the Closing, unless expressly covered by the Parent Seller's indemnity under Section 10.2.

Section 10.5  Time Limitations. The Parent Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty other than those in Section 3.3 and 3.11, unless on or before the second anniversary of the Closing Date the Buyer notifies the Parent Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer. A claim with respect to Section 3.3 and 3.11, or a claim for indemnification or reimbursement not based upon any representation or warranty, may be made at any time, subject to any limitation based on the express terms of this Agreement. The Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, unless on or before the third anniversary of the Closing Date the Parent Seller notifies the Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by the Parent Seller.

Section 10.6  Limitations on Amount - Parent Seller. The Parent Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.2(a) (except for representations and warranties set forth in Section 3.11) until the total of all Damages with respect to such matters exceeds $100,000, after which the Parent Seller will be liable for the total of all Damages. Except with respect to any and all Damages resulting or arising from or in connection with the breach of any of the representations and warranties set forth in Section 3.11 and 3.19 (for which there will be no limit), the aggregate amount of all Damages for breaches of representations and warranties for which Buyer shall be entitled to be indemnified under this Article X shall not exceed the sum of $3,000,000. However, this Section 10.6 will not apply to (a) any Breach of any of Parent Seller’ representations and warranties of which the Parent Seller or the Company had Knowledge at any time prior to the date on which such representation and warranty is made or (b) any intentional Breach by the Parent Seller of any covenant or obligation.

Section 10.7  Limitations on Amount - Buyer. The Buyer will have no liability (for indemnification or otherwise) with respect to the matters described in Section 10.4(a) until the total of all Damages with respect to such matters exceeds $100,000, after which the Buyer will be liable for the total of all Damages. The aggregate amount of all Damages for breaches of representations and warranties for which Parent Seller shall be entitled to be indemnified under this Article X shall not exceed the sum of $3,000,000. However, this Section 10.7 will not apply to (a) any Breach of any of the Buyer’s representations and warranties of which the Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or (b) any intentional Breach by the Buyer of any covenant or obligation.

Section 10.8  Procedure For Indemnification - Third Party Claims.

(a)  Promptly after receipt by an indemnified party under Section 10.2, 10.4, or (to the extent provided in the last sentence of Section 10.3) Section 10.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is actually and materially prejudiced by the indemnifying party’s failure to give such notice.

(b)  If any Proceeding referred to in Section 10.8(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or (ii) the indemnifying party fails to provide rea-sonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Article X for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding: (i) it will be presumed as long as such defense continues for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party’s consent which will not be unreasonably withheld unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party’s notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party, unless the claim involves Taxes, in which case any such compromise or settlement shall require such indemnifying party's prior consent, which will not be unreasonably withheld.

(c)  Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

Section 10.9  Procedure for Indemnification - Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by written notice to the party from whom indemnification is sought.

ARTICLE XI

WORKING CAPITAL STATEMENTS

Section 11.1  Pro Forma Working Capital Statement. No earlier than five (5) business days prior to Closing, the Parent Seller shall prepare, based upon their good faith estimates and assumptions and in accordance with GAAP consistently applied and using the same practices, principles and methodologies used in preparing the Financial Statements (except for vacation accruals to recognize vacation obligations to Company employees as of January, 2006), a statement showing thereon calculation of the amount (“Estimated Working Capital”) projected as of the Closing for the Company obtained by subtracting: (i) the amount of the consolidated current liabilities of the Company, from (ii) the amount of the consolidated current assets of the Company; it being acknowledged that no amount outstanding from the Company to any Affiliate of the Company, or from any Affiliate of the Company to the Company, shall in any manner enter into the foregoing calculation, except for intercompany accounts arising from the sale of products by the Company to Affiliates of the Company. The foregoing statement shall, consistent with this Agreement, be reasonably acceptable to the Buyer and is referred to herein as the “Pro Forma Working Capital Statement”. If Estimated Working Capital is less than $3,049,000 (the “Baseline Working Capital”), the amount by which the Baseline Working Capital exceeds the Estimated Working Capital shall be referred to herein as the “Estimated Working Capital Deficiency”. The Parent Seller shall afford the Buyer the opportunity to receive and review any information and any calculation relating to the preparation of the Pro Forma Working Capital Statement.

Section 11.2  Closing Working Capital Statement.

(a)  Within sixty (60) days from and after the Closing, the Buyer shall prepare, in accordance with GAAP, and shall deliver to the Parent Seller, a statement showing thereon calculation of the amount (“Closing Working Capital”) at Closing obtained by subtracting: (i) the amount of the consolidated current liabilities of the Company, from (ii) the amount of the consolidated current assets of the Company; it being acknowledged that no amount outstanding from the Company to any Affiliate, or from any Affiliate of the Company to the Company, shall in any manner enter into the foregoing calculation, except for intercompany accounts arising from the sale of products by the Company to Affiliates of the Company.

(b)  Within thirty (30) days after its receipt of such statement, the Parent Seller shall examine such statement, and any determinations, computations, and decisions made in the preparation thereof. In the event the Parent Seller shall disagree with any of the determinations, computations or decisions relating to the preparation of such statement, the Parent Seller shall, within thirty (30) days after delivery of such statement, serve notice of such disputed item or items upon the Buyer, and the Parent Seller and the Buyer shall thereupon endeavor to reach agreement with respect thereto. Any failure by the Parent Seller to deliver such notice within such period with respect to any item or items shall be deemed conclusive acceptance by the Parent Seller of such item or items. If such agreement with respect to any item identified in a notice as aforesaid shall not be reached within ten (10) days of the date of such notice of disagreement, such disputed item or items shall be submitted for determination to a firm of independent public accountants reasonably acceptable to both the Parent Seller and the Buyer (which shall not be an accounting firm retained on a regular basis by the Buyer, or any Affiliate of the Buyer, or the Parent Seller, or any Affiliate of the Parent Seller, unless consented to by both parties), the cost of which shall be pro-rated between the Parent Seller and the Buyer, based on the final resolution of any disputed amount in relation to the final positions of both parties. The determination of such independent public accountants with respect to any item or items shall be conclusive and binding upon the parties. The foregoing statement, completed as aforesaid, is referred to herein as the “Closing Working Capital Statement”. If Closing Working Capital is less than Baseline Working Capital, the amount by which Baseline Working Capital exceeds Closing Working Capital shall be referred to herein as the “Working Capital Deficiency”.

Section 11.3  Purchase Price Adjustments. Within ten (10) days after the determination under Section 11.2 hereof of all disputed items contained in the Closing Working Capital Statement and the calculation of the Working Capital Deficiency (if any), the parties shall recalculate the Purchase Price and effectuate such payments as shall be required appropriately to adjust any payment theretofore made under Section 2.2(b) for any Working Capital Deficiency so that if the Closing Date Purchase Price Payment exceeds the Purchase Price, the amount of such excess shall be repaid to the Buyer by the Parent Seller within ten (10) days of such recalculation.

ARTICLE XII

CERTAIN POST-CLOSING MATTERS

Section 12.1  Election Under Treasury Regulation Section 1.33(h)(10)-1.

(a)  Parent Seller and Buyer agree that they shall jointly make or cause to be made the election under Section 338(h)(10) of the Code and Treasury Regulations Section 1.338(h)(10)-1(c) and any corresponding election under state, local or foreign Tax law (the “Section 338 Elections”) with respect to the purchase and sale of the Shares.  The Buyer shall prepare IRS Form 8023 (or any successor form) and any similar state, local or foreign Tax forms (together with any required attachments and schedules) required to make the Section 338 Elections (each an “Election Form” and collectively, the “Election Forms”).  Parent Seller shall properly execute (or cause to be executed) any such Election Forms and promptly return such properly executed forms to Buyer.

(b)  Parent Seller, Buyer, and Company agree that the Purchase Price and the liabilities of the Company (plus other relevant items required under Section 338(h)(10) of the Code) will be allocated for Tax purposes among the assets of the Company and the complete satisfaction of all intercompany debt obligations between Parent Seller and the Company existing immediately prior to the Closing as set forth on a written statement in a form reasonably acceptable to Buyer (the “Allocation Statement”) which shall be delivered by Buyer to Parent Seller within a reasonable time period after the Closing Date.    In the event that any of the allocations set forth in the Allocation Statement are disputed by a Tax authority, the party receiving notice of such dispute shall use reasonable efforts to notify the other parties, and the Parent Seller and Buyer shall cooperate in good faith in responding to such challenge to preserve the effectiveness of such allocation, Buyer to be solely responsible for both its own and Parent Seller's reasonable costs and expenses incurred in connection therewith.

(c)  Parent Seller, Buyer, and Company agree to file, and shall cause their Affiliates to file, all Tax Returns in a manner consistent with the Section 338 Elections and the Allocation Statement and shall take no position contrary thereto, unless otherwise required by law.  Parent Seller, Buyer and Company shall cooperate in the preparation and filing of any Election Forms and shall take all such actions as are necessary and appropriate to effectuate the Section 338 Elections.

(d)  If Buyer elects to make the Section 338(h)(l0) Elections, Buyer shall pay to Parent Seller, at the time and in the amounts set forth below, an amount equal to excess of (i) the amount of federal, state and local income Taxes which Parent Seller is required to pay with respect to the sale of the Shares, over (ii) the amount of federal, state and local income Taxes which Parent Seller would have been required to pay if the Section 338(h)(10) Elections were not made in connection with the sale of the Shares (the “Election Tax Cost”).   Buyer agrees to reimburse Parent Seller for all reasonable third party expenses incurred in order to complete an analysis of Parent's Seller's U.S. federal income tax basis in the Shares of the Company as of the Closing Date as well as an analysis of its federal income tax basis in the assets of the Company as of the Closing Date (the “Tax Basis Study”), and for any other reasonable out-of-pocket costs incurred by Parent Seller in connection with any of the provisions of this Section 12.6, regardless of whether or not Buyer elects under Section 338(h)(10).  Parent Seller and Buyer agree to use commercially reasonable efforts to cause the Tax Basis Study to be completed as soon as practicable after the Closing Date, and in any event no later than October 15, 2007. By October 15, 2007, Parent Seller shall deliver a statement to Buyer setting forth in good faith the Election Tax Cost.  Buyer shall have 30 days to object to the Election Tax Cost.  If Buyer fails to object in such 30 day period, the Election Tax Cost determined by Parent Seller shall be the final Election Tax Cost.  If Buyer so objects, Buyer and Parent Seller shall negotiate in good faith to resolve any disputes and reach an agreement as to the final Election Tax Cost.  If Buyer and Parent Seller can not resolve their disputes within 30 days of Buyer’s initial objection, the disputes will be submitted to an independent accounting firm mutually acceptable to Buyer and Parent Seller.  The independent accounting firm shall resolve all disputed issues, which resolution will be binding on Buyer and Parent Seller.  The fees and expenses of such accounting firm shall be borne equally by Buyer and Parent Seller.  The Election Tax Cost shall be paid to Parent Seller no later than 10 days after all disputes are resolved with respect to the Election Tax Cost, and the final Election Tax Cost is determined.

Section 12.2  Effective Time Balance Sheet. Within ten (10) days after the Closing, Parent Seller shall deliver to Buyer an unaudited, consolidated balance sheet of the Company at and as of the Effective Time (the “Effective Time Balance Sheet”) which Parent Seller covenants and agrees shall reflect that as of the date thereof the Company had no outstanding debt obligations, whether intercompany in nature or otherwise, other than normal trade working capital liabilities, such as accounts payable and routine accruals.

Section 12.3  Taxes.

(a)  Tax Indemnification. The indemnification obligations of the Parent Seller with respect to Taxes are provided in Article X of this Agreement.

(b)  Straddle Period. For purposes of this Agreement, in the case of any Taxes (excluding the Election Tax Cost) that are payable for a taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax which relates to the portion of such Taxable period ending on the Closing Date will (i) in the case of any Taxes other than Taxes based upon or related to income or receipts of the Company, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which will be the number of days in the Taxable period ending on the Closing Date and the Denominator of which will be the number of days in the entire Taxable period, and (ii) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount that would be payable if the relevant Taxable period ended at the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which the Company holds an interest will be deemed to end at such time).

(c)  Responsibility for Filing Tax Returns.

(i)  Parent Seller shall include the Company in, and shall file or cause to be filed, (A) the United States consolidated federal income Tax Return of Parent Seller for all taxable periods of the Company ending on or prior to the Closing Date and (B) where applicable, Parent Seller shall include the Company or cause the Company to be included in, and shall file or cause to be filed all Other Seller Consolidated Tax Returns for all Taxable periods of the Company ending on or prior to the Closing Date, and shall pay (or cause to be paid) any and all Taxes due with respect to the Tax Returns referred to in clause (A) or (B) of this Section 12.3(c)(i). Parent Seller shall file (or cause to be filed) all other Tax Returns of the Company required to be filed prior to the Closing Date, and pay (or cause to be paid) any and all Taxes due with respect to such Tax Returns. Any Tax Returns which Parent Seller files (or causes to be filed) pursuant to this Section 12.3(c)(i) after the date of this Agreement shall be prepared in a manner consistent with past practice, unless a contrary treatment is required by the applicable Tax laws. Subsequent to Closing, neither Parent Seller nor the Buyer shall amend any combined, consolidated or unitary Taxes Return which includes the Company or make a claim for refund which respect to such Tax Return without the other party’s consent (which will not be unreasonably withheld), if such amendment or refund claim could have an material adverse affect on the other party or any of their respective Affiliates for any Taxable period.

(ii)  Following the Closing, Buyer shall prepare (or cause to be prepared) and file (or cause to be filed) all Tax Returns (other than consolidated, combined or unitary Tax Returns described in Section 12.3(c)(i)) which are required to be filed pursuant to any Legal Requirement with respect to the Company after the Closing Date (including any separate Company Tax Returns which Parent Seller failed to properly file, or cause to be filed, prior to the Closing Date), and, subject to the right to receive payment from the Parent Seller under Section 12.3(c)(iii), pay or cause to be paid all Taxes shown to be due thereon. To the extent that Buyer will seek a payment from Parent Seller under Section 12.3(c)(iii) with respect to any such Tax Return (for which the Parent Seller shall be liable only to the extent that such Taxes exceed the amount, if any, specifically reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) on the face of the Closing Working Capital Statement), Buyer shall cause the Company to provide Parent Seller with a copy of such Tax Return (or in the case of a consolidated, combined, or unitary Tax Return including the Company, the portion of such Tax Return relating to the Company) prior to filing for Parent Seller’s review and approval (which approval will not be unreasonably withheld). Parent Seller and Buyer shall attempt in good faith to resolve any disagreements regarding such Tax Return prior to the due date for filing such Tax Return. In the event that the Parent Seller and Buyer are unable to resolve any dispute with respect to such Tax Return prior to the due date for filing, such dispute shall be resolved in accordance with Section 12.3(j).

(iii)  To the extent that any Taxes shown due on a Tax Return which Buyer is required to file (or cause to be filed) under Section 12.3(c)(ii) relate to a Pre-Closing Tax Period (and were not reserved for on the Closing Working Capital Statement) or are otherwise the responsibility of the Parent Seller under Article X of this Agreement, Parent Seller shall make a payment to Buyer in amount of such Taxes no later than ten (10) days after Buyer provides Parent Seller with a copy of such Tax Return (or in the case of a consolidated, combined or unitary Tax Return, the portion relating to the Company) and a statement setting forth the amount Parent Seller owes to the Buyer.  If a dispute arises with respect to the underlying Tax Return or the amount of Taxes for which the Parent Seller is responsible, Parent Seller and Buyer shall attempt in good faith to resolve any such disagreement prior to the due date of the Tax Return. If such dispute is not resolved prior to the due date of the Tax Return, the Parent Seller shall pay to Buyer the amount that Parent Seller believes in good faith is due and owing (and the Tax Return shall be filed in the manner that Buyer deems correct); provided, however, if the independent accounting firm resolving the dispute in accordance with Section 12.3(j) determines that amount of Taxes as being the responsibility of the Parent Seller differs from the amount paid to Buyer, the Parent Seller shall pay to the Buyer, or the Buyer shall pay to the Parent Seller, the amount necessary to reflect the independent accounting firm’s determination (plus interest determined at the federal underpayment rate described in Section 6621(a)(2) of the Code). No payment pursuant to this Section 12.3(c)(iii) shall excuse the Parent Seller from its indemnification obligations pursuant to Article X if the amount of Taxes as ultimately determined (on audit or otherwise) for the periods covered by such Tax Return exceeds the amount of the Parent Seller’s payment pursuant to this Section 12.3(c)(iii).

(d)  Tax Audits.

(i)  If notice of any Proceeding with respect to Taxes of the Company (a “Tax Claim”) shall be received by either party for Taxes which the other party may reasonably be expected to be responsible, the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under this Agreement, except to the extent that the other party is actually or materially prejudiced thereby.

(ii)  Parent Seller shall have the right (at its expense) to control any Tax Claim with respect to the Company for Taxable periods ending on or prior to the Closing Date; provided, however, that if the Parent Seller elects to control the contest, the Company and the Buyer shall have the right, at their expense, to participate in such contest. Buyer shall have the right to control any Tax Claim with respect to the Company for any Taxable period ending after the Closing Date, including any Straddle Period, provided, however, that Parent Seller, at its own expense, shall have the right to participate in any Tax Claims with respect to a Straddle Period.

(iii)  Notwithstanding anything to the contrary contained in this Agreement, neither party shall enter into any compromise or agree to settle any Tax Claim if the resolution of the issue involved in the settlement could have an adverse effect on the liability for Taxes of other party (or their Affiliates) for such Taxable year or a subsequent of earlier Taxable year without the consent of the other party (which consent will not be unreasonably withheld or delayed).

(e)  Cooperation on Tax Matters.

(i)  The parties hereto shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 12.3(c) above and any audit, litigation, or other proceeding with respect to Taxes relating to the Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Buyer and the Parent Seller agree (A) to (or cause the Company to) retain all books and records with respect to Tax matters pertinent to the Company relating to any Pre-Closing Tax Period until the expiration of the statute of limitations (and, to the extent notified by the Buyer or the Parent Seller, any extensions thereof), and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying, or discarding any such books and records and, if the other party so requests, the Buyer or the Parent Seller, as the case may be, shall allow the other party to take possession of such books and records.

(ii)  The Buyer and the Parent Seller further agree, upon request, to provide the other party with all information that any party may be required to report pursuant to Code Section 6043 and all Treasury Regulations promulgated thereunder.

(f)  Tax Sharing Agreements. All Tax sharing agreements, if any, or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(g)  Certain Taxes and Fees. All transfer, documentary, sales, use, stamp, registration, and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Parent Seller when due, and the Parent Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and, if required by applicable law, the Buyer will pay such Taxes, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(h)  Survival of Obligations. Notwithstanding any other provision in this Agreement to the contrary, the obligations of the parties set forth in this Section 12.3 (or Article X to the extent such relates to Taxes) shall be unconditional and absolute and shall remain in effect without limitation as to time or amount.

(i)  Treatment of Indemnification Payments. The Buyer and the Parent Seller agree to treat all indemnification payments to made under this Agreement (including any payments made pursuant to Section 12.3(c)) as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by law.

(j)  Disputes. Any dispute as to any matter covered by Section 12.3(c)(ii) and (iii) shall be resolved by an independent accounting firm mutually acceptable to Parent Seller and Buyer. The resolution by such accounting firm shall be binding on the parties. The fees and expenses of such accounting firm shall be borne equally by Parent Seller, on one hand, and Buyer on the other. If any dispute with respect to a Tax Return is not resolved prior to the due date of such Tax Return, such Tax Return shall be filed in the manner in which Buyer deems is correct, provided, however, that Buyer will file any amended Tax Returns permitted by law to reflect the independent accounting firms resolution of the dispute.

Section 12.4  Name Change. As further provided in the Trademark License, no later than eighteen (18) months after the Closing Date, Buyer shall cause the Company and the Company's Japanese joint venture, Nikkiso-YSI Co., Ltd., to change each of their respective corporate names to eliminate any reference to the YSI name.

Section 12.5  Noncompetition. As an inducement for Buyer to enter into this Agreement and for other good and valuable consideration to be paid to Parent Seller under this Agreement, the receipt and sufficiency of which are hereby acknowledged, Parent Seller agrees that:

(a)  For a period of five years after the Closing Date:

(i)  Parent Seller will not, directly or indirectly, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing, or control of, be associated with, lend Parent Seller’s name or any similar name to, lend Parent Seller’s credit to, or render services or advices to, any business whose products or services compete in whole or in part with the products or services of the Company as of the Closing Date, anywhere in the world; provided, however, that Parent Seller may purchase temperature sensors from third parties and incorporate such sensors into systems sold or provided by YSI and may also sell such sensors as replacement sensors for YSI systems, and provided further, however, that Parent Seller may purchase or acquire up to (but no more than) one percent of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities and Exchange Act of 1934. Parent Seller agrees that this covenant is reasonable with respect to its duration, geographic area, and scope;

(ii)  Parent Seller will not, directly or indirectly, either for himself or any other Person, (A) induce or attempt to induce any employee of the Company to leave the employ of the Company, (B) induce or attempt to induce any customer, supplier, licensee, or business relation of the Company to cease doing any business with the Company concerning products or services provided by the Company as of the Closing Date, or in any way interfere with the relationship between any customer, supplier, licensee, or business relationship of the Company concerning products or services provided by the Company as of the Closing Date;

(iii)  Parent Seller will not, directly or indirectly, either for himself or any other Person, solicit the business of any Person known to the Parent Seller to be a customer of the Company, whether or not Parent Seller had personal contact with such Person, with respect to products or services which compete in whole or in part with the products or services of the Company as of the Closing Date;

Section 12.6  Telephone Contracts. Buyer shall reimburse, or cause the Company to reimburse, Parent Seller for the costs of any telephones or telephone services utilized by the Company after the Closing under any contracts maintained by Parent Seller, promptly upon receipt of Parent Seller's invoice for such costs.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1  Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. The Parent Seller will not cause the Company to incur any out-of-pocket expenses in connection with this Agreement. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

Section 13.2  Public Announcements. Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as the Buyer and the Parent Seller shall mutually agree upon, except as may otherwise be required by Legal Requirements, including, but not limited to, the public disclosure requirements of the Securities and Exchange Commission to which the Buyer is subject to. Unless consented to by each party in advance or required by Legal Requirements, prior to the Closing, both parties shall, and shall cause the Company to, keep this Agreement strictly confidential and not make any disclosure of this Agreement to any Person. The Parent Seller and the Buyer will consult with each other concerning the means by which the Company’s employees, customers, and suppliers and others having dealings with the Company will be informed of the Contemplated Transactions, and the Buyer will have the right to be present for any such communication.

Section 13.3  Confidentiality.

(a)  Between the date of this Agreement and the Closing Date, the Buyer and the Parent Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of the Buyer and the Company to maintain in confidence, and not use to the detriment of another party or the Company, any written, oral, or other information obtained in confidence from another party or the Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by any Order.

(b)  If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

(c)  The authorization described in Section 12.3(c) is not intended to permit disclosure of any other information, including:

(i)  any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction contemplated by this Agreement;

(ii)  the identities of participants or potential participants;

(iii)  the existence or status of any negotiations;

(iv)  any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction contemplated by this Agreement); or

(v)  any other term or detail not relevant to the tax treatment or the tax structure of the transaction contemplated by this Agreement.

Section 13.4  Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nation-ally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

If to Buyer, to:

Measurement Specialties, Inc.
1000 Lucas Way
Hampton, Virginia 23666
Attention: Frank Guidone, Chief Executive Officer
Telephone: (757) 766-4400
Fax: (757) 766-4347
Email: frank.guidone@meas-spec.com

With a copy to:

McCarter & English, LLP
Four Gateway Center
100 Mulberry Street
P.O. Box 652
Newark, NJ 07101-0652
Attention: Kenneth E. Thompson, Esq.
Telephone: 973-622-4444
Fax: 973-624-7070
Email: kthompson@mccarter.com

or to such other Person or at such other place as the Buyer shall furnish to the Parent Seller in writing; and

If to the Parent Seller, to:

YSI Incorporated
725 Brannum Lane
Yellow Springs, OH 5387
Attention: Richard J. Omlor, President & CEO
Telephone: 937-767-7241, Ext. 459
Fax: 937-767-9320
Email: romlor@ysi.com

with a copy to:

Dinsmore & Shohl LLP
One Dayton Centre
One South Main Street, Suite 1300
Attention: Richard J. Beckmann, Esq.
Telephone: 937-449-6410
Fax: 937-449-6405
Email: richard.beckmann@dinslaw.com

or to such other Person or at such other place as the Parent Seller shall furnish to the Buyer in writing.

Section 13.5  Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of New Jersey, County of Essex or the State of Ohio, County of Greene, or, if it has or can acquire jurisdiction, in the United States District Court for the District of New Jersey or the Southern District of Ohio, and each of the parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

Section 13.6  Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

Section 13.7  Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 13.8  Entire Agreement and Modification. This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between the Buyer and the Parent Seller dated January 30, 2006) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

Section 13.9  Disclosure Schedule.

(a)  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

Section 13.10  Assignments, Successors, and No Third-Party Rights. No party may assign any of its rights under this Agreement without the prior written consent of the other parties, except that the Buyer may assign any of its rights under this Agreement to any Subsidiary of the Buyer and any existing or future lender of the Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

Section 13.11  Certain Claims by Parent Seller. Effective upon the Closing, the Company shall have no liability or obligation whatsoever to the Parent Seller, except as provided in any written agreement disclosed to the Buyer in the Disclosure Schedule.

Section 13.12  Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 13.13  Headings. The headings of the Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references in this Agreement to “Article”, “Articles”, “Section”, or “Sections” refer to the corresponding Article, Articles, Section, or Sections, respectively, of this Agreement.

Section 13.14  Governing Law. This Agreement will be governed by the laws of the State of New Jersey without regard to its conflicts of laws principles.

Section 13.15  Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

BUYER:

MEASUREMENT SPECIALTIES, INC.

By:________________________________
Name:
Title:

PARENT SELLER:

YSI INCORPORATED

By:________________________________
Name:
Title:

[Signature Page to Agreement of Purchase and Sale]

Annex 1

Wire Instructions of Parent Seller

Parent Seller	Wire Instructions
YSI Incorporated	ABA Number: 044 000 024 Bank Name: The Huntington National Bank Account Name: YSI Incorporated Account Number: 01451106866 Reference: YSIS Incorporated